Tenth Amendment to Automatic YRT Reinsurance Agreement

("Tenth Amendment")

Reference is made to the Automatic YRT Reinsurance Agreement, dated effective [*], and identified as Treaty Number [*] (herein the "Agreement"), by and between RiverSource Life Insurance Co. of New York ("Ceding Company") and [*] ("Reinsurer"), as amended by the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, the Sixth Amendment, the Seventh Amendment, the Eighth Amendment, the Ninth Amendment, and the General Amendment effective [*] to the Agreement ("Prior Amendments"). The undersigned parties hereby agree that the Agreement, as amended by the Prior Amendments, shall be and is hereby amended as follows:

1.Exhibit B, Plans Covered and Binding Limits of the Agreement, as amended by the Prior Amendments, is deleted and replaced by the attached revised Exhibit B marked "Revised [*]", in order to add coverage for [*] and a new Variable Universal Life plan (the " [*] Plans"). Reinsurance premiums for policies on the [*] Plans will be based on Schedule D-3 minus the allowances in Exhibit D.1.D. For the avoidance of doubt, the parties agree and acknowledge that:

(i) There are no changes to Schedules D-1, D-2, and D-3; (ii) Coverage for all previously reinsured plans under the Agreement for existing and new business remains in force in accordance with the terms of the Agreement as amended by the Prior Amendments; and (iii) Reinsurance premiums, reinsurance allowances and Reinsurer's Percentage Share shall likewise remain unchanged for all previously reinsured plans.

2.A policy on the [*] Plans may only be submitted by the Ceding Company to the Reinsurer for facultative consideration under the terms of this Agreement in the following circumstances: (i) the policy is applied for on the same insurance application as a policy on a plan on which Reinsurer is currently accepting new facultative cessions; or (ii) the policy applied for is on a life that was submitted facultatively to the Reinsurer in connection with a policy on which Reinsurer is currently accepting new business within the prior one hundred twenty (120) day period.

3.Contractual conversions to a policy on the [*] Plans from policies ceded to Reinsurer will be treated in the same manner as contractual conversions to other plans covered under the Agreement.

4.The Agreement shall apply to all eligible policies issued on the [*] Plans with effective dates on or after [*], including any policies applied for on or after such date that are backdated up to six months. The Ceding Company will have the right to backdate policies up to six (6) months for the purpose of saving age. Such backdated policies will be covered by this Agreement even if the backdated issue age precedes the effective date of this Amendment. Notwithstanding the preceding, backdating to save age is not available to increase the Automatic Binding or Jumbo Limits stated in Exhibit B.

5.With respect to Article 8.3 relating to Transition, introduction of the [*] Plans into any jurisdiction shall be treated as separate from introduction of previously reinsured plans, such that in each instance there shall be a transition period as set forth in Article 8.3. For purposes of the introduction of the [*] Plans, the free look period administered by the Ceding Company will be ninety (90) days.

Capitalized terms not otherwise defined herein have the meaning ascribed to them in the Agreement as amended by the Prior Amendments. Except as expressly amended above, all other terms of the Agreement, as amended by the Prior Amendments, together with all exhibits and attachments thereto, remain in full force and effect. This Tenth Amendment is effective [*] upon execution by both of the undersigned parties. This Tenth Amendment is made in duplicate and executed below by authorized officers of both parties.

RiverSource Life Insurance Co. of New York [*]

[*]

Exhibit B (Revised [*])

PLANS COVERED AND BINDING LIMITS

The business reinsured under this Agreement is defined as follows:

B.1 Plans and Riders

Policies issued on plans with effective dates on or after the Commencement Date shown below qualify for reinsurance under the terms of this Agreement. It is understood that policies may be backdated by up to six (6) months from the date shown below.

Plan Identification	Commencement
Date
Single Life Forms

[*]

Variable Universal Life 6 ("VUL6") (Form 138795) (ANB Basis, 2017 CSO Basis)

[*]

[*]

[*]	[*]

Riders:
Single Life Forms
Automatic Increasing Benefit	[*]
Rider (AIBR) (Form 38965)
Overloan Protection Benefit	[*]
(Form 138787)
Accounting Value Increase Rider	[*]
(Form 112823)
Death Benefit Option 3	[*]
Endorsement (Form 112540)
B-1

Indexed Account Endorsement*	[*]
for VUL-5 (Form 112477)
Endorsement about Distribution	[*]
of Policy Value (Form 112678)
[*]	[*]

*The Indexed Account Endorsement will be added to all inforce VUL-5 policies and all new VUL-5 and VUL6 policies.

B.2 Basis

Cessions may be automatic, capacity facultative, or non-capacity facultative. Only mortality risk will be reinsured under this Agreement.

Automatic cessions shall be on a first dollar quota share basis with the Ceding Company retaining its Retained Share as described in Exhibit A. For automatic cessions, Net Amount at Risk in excess of the Retained Share will be ceded to a pool of reinsurers, subject to the Automatic Binding Limits and Jumbo Limits set forth herein.

[*]

Facultative cessions will be negotiated on a case-by-case basis. Ceding Company at its discretion may submit any policy for facultative consideration rather than automatic cession or in cases where automatic capacity has been exhausted. For facultative cessions, the Ceding Company's Retained Share and the Reinsured Net Amount at Risk shall be determined in the manner described in Exhibit A.

B.3 Automatic Binding Limits

[*]

B.4 Jumbo Limits

[*]

B.5 Conditional Receipt or Temporary Insurance Agreement

The Reinsurer's liability will not exceed its proportionate share of

a)Five hundred thousand dollars ($500,000), or

B-2

b)One million dollars ($1,000,000) if the amount is ordered by a court of competent jurisdiction or the result of a settlement with the beneficiary.

B.6 Cession Limits

Minimum Initial Cession: None.

B.7 International Risks

Ceding Company may automatically cede risk on any international client in accordance with the eligibility criteria and application requirements set forth in the Ceding Company's "Guidelines for Underwriting International Clients". The parties acknowledge that the guidelines in use as of the effective date have been supplied to and approved by the Reinsurer.

The Ceding Company will promptly notify the Reinsurer of any proposed material changes in its "Guidelines for Underwriting International Clients". This Agreement will not extend to policies issued pursuant to such changes unless the Reinsurer has consented in writing to accept policies subject to such changes.

B.8 [*]

B-3